EXHIBIT 99.1
News Release
Investor Contact: Erik Aldag, (212) 878-1831
For Immediate Release July 29, 2021	Media Contact: Michael Landau, (212) 878-1840

Minerals Technologies Reports Second Quarter 2021 Earnings of $1.23 Per Share, or $1.29 Per Share Excluding Special Items, a Record Quarter for the Company
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Second Quarter Highlights:
•	EPS Excluding Special Items Up 52% Versus Prior Year and Up 10% Sequentially
•	Sales of $456 Million, Up 28% Versus Prior Year and Up 1% Sequentially
•	Operating Margin of 14.0%, or 14.1% Excluding Special Items
•	Strong Cash Flow from Operations, Up 25% Year-to-Date Versus Prior Year
•	Completed Acquisition of Normerica Inc. (“Normerica”) on July 26

NEW YORK, July 29, 2021 – Minerals Technologies Inc. (NYSE: MTX) (“MTI” or “the Company”) today reported diluted earnings per share of $1.29 per share, excluding special items, for the second quarter ended July 4, 2021. This compares with diluted earnings per share in the first quarter of 2021 of $1.17, and $0.85 in the second quarter of 2020 excluding special items. Reported diluted earnings per share were $1.23 compared with $0.42 in the prior year.

“Building on the momentum from previous quarters, the MTI team delivered second quarter sales growth, margin expansion, and the highest earnings per share in our company’s history,” said Douglas T. Dietrich, Chairman and Chief Executive Officer. “Continued robust demand across our end markets, strong operational execution while navigating a dynamic supply chain environment, and improving activity in our project-oriented businesses enabled MTI to deliver these results. In addition, we continued to make progress on our growth initiatives globally and improved our balance sheet while delivering strong free cash flow.”

Mr. Dietrich added, “We were also excited to close on the highly complementary acquisition of Normerica, which significantly strengthens our position in the North America cat litter market. MTI is now one of the largest vertically integrated packaged private label pet litter providers globally with a strong foundation in product development and innovation. We look forward to working with the Normerica team on a seamless integration.”

Second Quarter 2021

Worldwide net sales were $455.6 million, 28 percent higher than the prior year and 1 percent higher sequentially on continued strong demand across the majority of end markets. Foreign exchange had a favorable impact on sales of approximately $15 million, or 4 percentage points, versus the prior year.

Operating income was $63.7 million, or $64.1 million excluding special items. Operating income excluding special items grew 53 percent versus the prior year and 9 percent versus the first quarter. Operating Margin was 14.1 percent excluding special items, compared to 11.8 percent in the prior year and 13.0 percent in the first quarter.

Cash flow from operations was $67.1 million compared to $63.8 million in the prior year. First half 2021 cash flow from operations was $118.0 million compared with $94.1 million in the prior year, a 25 percent improvement. Capital expenditures were $22.2 million in the second quarter versus $15.0 million in the prior year, as the company continued to invest in high-return organic growth opportunities. The company used a portion of free cash flow to repurchase $37 million of shares in the first half of 2021.

Segment Information

Performance Materials segment sales were $238.4 million in the second quarter, 24 percent higher than the prior year and 3 percent higher sequentially.

Metalcasting sales were 52 percent higher than the prior year and 1 percent lower sequentially as foundry demand remained strong in North America and China. Household, Personal Care & Specialty Products sales were 17 percent above the prior year and 6 percent lower sequentially, primarily due to seasonally lower pet care sales. Environmental Products sales grew 6 percent versus the prior year and 53 percent sequentially as demand for environmental lining systems, remediation, and wastewater treatment started to improve. Building Materials sales grew 17 percent versus the prior year and 12 percent sequentially on higher levels of project activity, particularly in North America.

Operating income for the segment was $34.7 million, 55 percent above the prior year and 16 percent higher sequentially. Operating margin was 14.6 percent of sales versus 11.7 percent in the prior year and 12.9 percent in the first quarter as pricing actions and productivity more than offset inflationary cost pressures. In addition, higher volumes and increased project activity drove incremental margin improvement.

The Performance Materials segment provides a wide range of bentonite-based and synthetic materials for industrial and consumer-oriented markets and for non-residential construction, environmental remediation, and infrastructure projects worldwide.

Specialty Minerals segment sales, which consist of the Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, were $142.7 million in the second quarter, 30 percent higher than the prior year and 3 percent lower sequentially.

PCC sales grew 30 percent versus the prior year on recovering Paper PCC demand and the continued ramp-up of three new satellite plants, as well as higher SPCC demand from automotive, construction, and consumer end markets. PCC sales were 5 percent lower sequentially, primarily due to typical seasonal paper mill maintenance outages in North America and temporary customer outages in India related to COVID-19. PCC is used in paper and packaging, automotive and construction sealants, and the food and pharmaceutical industries.

Processed Minerals sales grew 31 percent versus the prior year and 2 percent sequentially on continued strength in residential construction and consumer end markets. Processed Minerals products are used in the building materials, polymers, ceramics, consumer products, paints and coatings, glass, and other manufacturing industries.

Segment operating income was $20.0 million, 31 percent higher than the prior year excluding special items and 5 percent lower sequentially. Operating margin was 14.0 percent of sales and was impacted by the timing of price increases relative to higher energy and raw material costs.

Refractories segment sales were $74.5 million in the second quarter, 33 percent higher than the prior year and 1 percent higher sequentially on strong end market demand.

Segment operating income was $11.7 million, 98 percent higher than the prior year and 3 percent lower sequentially. Operating margin remained strong at 15.7 percent of sales. The Refractories segment provides products and services primarily to the worldwide steel industry.

Acquisition of Normerica

On July 26, 2021, MTI completed the acquisition of Normerica, a leading supplier of premium pet care products in North America.

Normerica, a privately held company, was established in 1992 and is headquartered in Toronto, Canada. Normerica has grown significantly since its inception, becoming a leading North American producer and supplier of branded and private label pet care products to a large customer base. Its product portfolio consists primarily of bentonite-based cat litter products which are supplied from a network of strategically located manufacturing facilities in Canada and the United States. Normerica employs approximately 320 people and generated revenue of approximately $140 million in 2020.
MTI is financing the acquisition through a combination of cash on hand and its current credit facilities. The purchase of Normerica is expected to be accretive to MTI’s earnings per share in 2021. Normerica’s financial results will be reported in the Household, Personal Care & Specialty Products business within MTI’s Performance Materials segment.
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Minerals Technologies will host a conference call tomorrow, July 30, 2021 at 11 a.m. Eastern Time. The conference call will be broadcast live on our website: www.mineralstech.com. To listen to the call, go to the website and click on "Investor Relations," then click on "Quarterly Results & Conference Calls." A presentation for the call will be available at the same location at approximately 10:30 a.m. Eastern Time on July 30, 2021.
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FORWARD-LOOKING STATEMENTS

This press release may contain "forward‐looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements provide current expectations and forecasts of future events such as new products, revenues and financial performance, and are not limited to describing historical or current facts. They can be identified by the use of words such as “believes,” “expects,” “plans,” “intends,” “anticipates,” and other words and phrases of similar meaning. Forward-looking statements are necessarily based on assumptions, estimates and limited information available at the time they are made. A broad variety of risks and uncertainties, both known and unknown, as well as the inaccuracy of assumptions and estimates, can affect the realization of the expectations or forecasts in these statements. Actual future results may vary materially. Significant factors that could affect the expectations and forecasts include the duration and scope of the COVID-19 pandemic, and government and other third-party responses to it; worldwide general economic, business, and industry conditions, including the effects of the COVID-19 pandemic on the global economy; the cyclicality of our customers’ businesses and their changing demands; the dependence of certain of our product lines on the commercial construction and infrastructure markets, the domestic building and construction markets, and the automotive market; our ability to effectively achieve and implement our growth initiatives, including, but not limited to, the integration of the Normerica’s business into our business and the expected benefits, cost savings, accretion, synergies and growth to result therefrom; our ability to service our debt; our ability to comply with the covenants in the agreements governing our debt; our ability to renew or extend long term sales contracts for our PCC satellite operations; consolidation in customer industries, principally paper, foundry and steel; compliance with or changes to regulation in the areas of environmental, health and safety, and tax; claims for legal, environmental and tax matters or product stewardship issues; our ability to successfully develop new products; our ability to defend our intellectual property; the increased risks of doing business abroad; the availability of raw materials and access to ore reserves at our mining operations; increases in costs of raw materials, energy, or shipping; our ability to compete in very competitive industries; operating risks and capacity limitations affecting our production facilities; seasonality of some of our segments; cybersecurity and other threats relating to our information technology systems; and other risk factors and cautionary statements in our 2020 Annual Report on Form 10‐K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward‐looking statement, whether as a result of new information, future events, or otherwise.

About Minerals Technologies Inc.
New York-based Minerals Technologies Inc. (MTI) is a global resource- and technology-based company that develops, produces and markets a broad range of specialty mineral, mineral-based and synthetic mineral products and related systems and services. MTI serves the paper, foundry, steel, construction, environmental, energy, polymer and consumer products industries. The Company reported sales of $1.6 billion in 2020. For further information, please visit our website at www.mineralstech.com. (MTI-E)

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CONDENSED CONSOLIDATED STATEMENTS OF INCOME
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(in millions, except per share data)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	Jul. 4, 2021	Apr. 4, 2021	Jun. 28, 2020	Prior Qtr.	Prior Year	Jul. 4, 2021	Jun. 28, 2020	Prior Year

Net sales	$455.6	$452.6	$357.2	1%	28%	$908.2	$774.7	17%

Cost of goods sold	340.2	340.8	268.3	(0)%	27%	681.0	579.0	18%

Production margin	115.4	111.8	88.9	3%	30%	227.2	195.7	16%

Marketing and administrative expenses	46.4	48.0	41.8	(3)%	11%	94.4	85.2	11%
Research and development expenses	4.9	5.0	5.1	(2)%	(4)%	9.9	10.2	(3)%
Acquisition-related expenses	0.4	0.0	0.0	*	*	0.4	0.0	*
Litigation expenses	0.0	0.0	8.3	*	*	0.0	8.9	*
Restructuring and other items, net	0.0	0.0	6.5	*	*	0.0	6.5	*

Income from operations	63.7	58.8	27.2	8%	134%	122.5	84.9	44%

Interest expense, net	(9.1)	(9.9)	(8.1)	(8)%	12%	(19.0)	(17.4)	9%
Non-cash pension settlement charge	(2.2)	0.0	(4.3)	*	(49)%	(2.2)	(4.3)	(49)%
Other non-operating income (deductions), net	(0.1)	0.5	(0.2)	*	(50)%	0.4	0.4	0%
Total non-operating deductions, net	(11.4)	(9.4)	(12.6)	21%	(10)%	(20.8)	(21.3)	(2)%

Income before tax and equity in earnings	52.3	49.4	14.6	6%	258%	101.7	63.6	60%

Provision for taxes on income	9.8	8.9	0.9	10%	*	18.7	10.6	76%
Equity in earnings of affiliates, net of tax	0.5	0.5	1.2	0%	(58)%	1.0	1.5	(33)%

Consolidated net income	43.0	41.0	14.9	5%	189%	84.0	54.5	54%

Less: Net income attributable to non-controlling interests	1.1	1.1	0.5	0%	120%	2.2	1.5	47%

Net Income attributable to Minerals Technologies Inc.	$41.9	$39.9	$14.4	5%	191%	$81.8	$53.0	54%

Weighted average number of common shares outstanding:

Basic	33.7	33.8	34.1			33.8	34.2

Diluted	34.1	34.0	34.1			34.0	34.3

Earnings per share attributable to Minerals Technologies Inc.:

Basic	$1.24	$1.18	$0.42	5%	195%	$2.42	$1.55	56%

Diluted	$1.23	$1.17	$0.42	5%	193%	$2.41	$1.55	55%

Cash dividends declared per common share	$0.05	$0.05	$0.05			$0.10	$0.10

* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
NOTES TO CONDENSED CONSOLIDATED STATEMENTS OF INCOME

1)
For comparative purposes, the quarterly periods ended July 4, 2021, April 4, 2021 and June 28, 2020 each consisted of 91 days, 94 days and 91 days, respectively. The six month periods ended July 4, 2021 and June 28, 2020 consisted of 185 days and 180 days, respectively.

2)
On a regular basis, the Company reviews its segments and the approach used by the chief decision maker to assess performance and allocate resources. Accordingly, in Q1 2021, in order to support MTI's key growth initiatives and more closely align complementary technologies, processes and capabilities, the Company reorganized the management structure for its Energy Services and Performance Materials operating segments to better reflect the way performance is evaluated and resources are allocated. As a result, Energy Services was combined into Environmental Products under the Performance Materials operating segment. Presented below are the restated financial results, by product line, for each of the quarters and full year 2020 of this operating segment to conform to the current management structure.

							Full Year
	(millions of dollars)	Quarter Ended					Ended
		Mar. 29, 2020	Jun. 28, 2020	Sep. 27, 2020	Dec. 31, 2020		Dec. 31, 2020

	Sales

	Metalcasting	$61.7	$52.8	$66.3	$77.3		$258.1
	Household, Personal Care & Specialty Products	96.2	87.9	93.9	102.2		380.2
	Environmental Products	36.7	37.6	30.2	27.1		131.6
	Building Materials	16.8	13.2	13.5	12.4		55.9
	Performance Materials Segment	$211.4	$191.5	$203.9	$219.0		$825.8

	Operating Income

	Performance Materials Segment	$27.3	$22.4	$28.2	$30.9		$108.8
	% of Sales	12.9%	11.7%	13.8%	14.1%		13.2%

3)
In June 2020, Verso Papers announced that they would be idling two of their paper mills indefinitely. As a result, the Company recorded a non-cash impairment of assets charge of $6.0 million and $0.3 million in severance related costs for its Paper PCC satellite facilities at these mills.

	(millions of dollars)

		Quarter Ended				Six Months Ended
		Jul. 4, 2021	Apr. 4, 2021	Jun. 28, 2020		Jul. 4, 2021		Jun. 28, 2020

	Asset Write-Downs
	Specialty Minerals	$0.0	$0.0	$6.0		$0.0		$6.0
	Total asset write-downs	$0.0	$0.0	$6.0		$0.0		$6.0

	Restructuring and other items, net
	Severance related costs	$0.0	$0.0	$0.3		$0.0		$0.3
	Other costs	0.0	0.0	0.2		0.0		0.2
		$0.0	0.0	$0.5		$0.0		$0.5

	Total restructuring and other items, net	$0.0	$0.0	$6.5		$0.0		$6.5

4)
To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP earnings per share, excluding special items, for the quarterly periods ended July 4, 2021, April 4, 2021 and June 28, 2020, and the six month periods ended July 4, 2021 and June 28, 2020 and a reconciliation to reported earnings per share for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of the ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	(millions of dollars)	Quarter Ended				Six Months Ended
		Jul. 4, 2021	Apr. 4, 2021	Jun. 28, 2020		Jul. 4, 2021		Jun. 28, 2020

	Net income attributable to Minerals Technolgies Inc.	$41.9	$39.9	$14.4		$81.8		$53.0
	% of sales	9.2%	8.8%	4.0%		9.0%		6.8%

	Special items:
	Restructuring and other items, net	0.0	0.0	6.5		0.0		6.5
	Litigation expenses	0.0	0.0	8.3		0.0		8.9
	Acquisition-related expenses	0.4	0.0	0.0		0.4		0.0
	Non-cash pension settlement charge	2.2	0.0	4.3		2.2		4.3
	Related tax effects on special items	(0.6)	0.0	(4.5)		(0.6)		(4.7)

	Net income attributable to Minerals Technolgies Inc., excluding special items	$43.9	$39.9	$29.0		$83.8		$68.0
	% of sales	9.6%	8.8%	8.1%		9.2%		8.8%

	Diluted earnings per share, excluding special items	$1.29	$1.17	$0.85		$2.46		$1.98

Included in litigation expense for the three-month and six month periods ended June 28, 2020 are costs of $8.0 million, respectively, relating to an arbitration award associated with the bankruptcy of Novinda Corp.

5)
Free cash flow is defined as cash flow from continuing operations less capital expenditures. The following is a presentation of the Company's non-GAAP free cash flow for the quarterly periods ended July 4, 2021, April 4, 2021 and June 28, 2020 and the six month periods ended July 4, 2021 and June 28, 2020 and a reconciliation to cash flow from operations for such periods. The Company's management believes this non-GAAP measure provides meaningful supplemental information as management uses this measure to evaluate the Company's ability to maintain capital assets, satisfy current and future obligations, repurchase stock, pay dividends and fund future business opportunities. Free cash flow is not a measure of cash available for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure. The Company's definition of free cash flow may not be comparable to similarly titled measures reported by other companies.

		Quarter Ended				Six Months Ended
	(millions of dollars)	Jul. 4,	Apr. 4,	Jun. 28,		Jul. 4,		Jun. 28,
		2021	2021	2020		2021		2020
	Cash flow from continuing operations	$67.1	$50.9	$63.8		$118.0		$94.1
	Capital expenditures	22.2	17.7	15.0		39.9		31.6
	Free cash flow	$44.9	$33.2	$48.8		$78.1		$62.5

	Depreciation, Depletion and Amortization Expense	$23.2	$24.1	$23.4		$47.3		$46.3

6)
“Adjusted EBITDA” is a non-GAAP financial measure and refers to earnings before interest, taxes, depreciation and amortization (EBITDA), excluding special items. The following is a presentation of the Company's non-GAAP EBITDA and Adjusted EBITDA for the quarterly periods ended July 4, 2021, April 4, 2021 and June 28, 2020 and the six month periods ended July 4, 2021 and June 28, 2020 and a reconciliation to net income for such periods. The Company's management believes these non-GAAP measures provide meaningful supplemental information regarding its performance and facilitates investors' understanding of historic operating trends.

		Quarter Ended				Six Months Ended
	(millions of dollars)	Jul. 4, 2021	Apr. 4, 2021	Jun. 28, 2020		Jul. 4, 2021		Jun. 28, 2020

	Net income attributable to Minerals Technolgies Inc.	$41.9	$39.9	$14.4		$81.8		$53.0
	Add back:
	Depreciation, depletion and amortization	23.2	24.1	23.4		47.3		46.3
	Interest expense, net	9.1	9.9	8.1		19.0		17.4
	Equity in earnings of affiliates, net of tax	(0.5)	(0.5)	(1.2)		(1.0)		(1.5)
	Net income attributable to non-controlling interests	1.1	1.1	0.5		2.2		1.5
	Provision for taxes on income	9.8	8.9	0.9		18.7		10.6
	EBITDA	84.6	83.4	46.1		168.0		127.3
	Add special items:
	Litigation expenses	0.0	0.0	8.3		0.0		8.9
	Acquisition-related expenses	0.4	0.0	0.0		0.4		0.0
	Restructuring and other items, net	0.0	0.0	6.5		0.0		6.5
	Non-cash pension settlement charge	2.2	0.0	4.3		2.2		4.3
	Adjusted EBITDA	$87.2	$83.4	$65.2		$170.6		$147.0
	% of sales	19.1%	18.4%	18.3%		18.8%		19.0%

7)	The following table reflects the components of non-operating income and deductions:

	(millions of dollars)	Quarter Ended				Six Months Ended
		Jul. 4, 2021	Apr. 4, 2021	Jun. 28, 2020		Jul. 4, 2021		Jun. 28, 2020

	Interest income	$0.9	$0.6	$0.4		$1.5		$0.7
	Interest expense	(10.0)	(10.5)	(8.5)		(20.5)		(18.1)
	Non-cash pension settlement charge	(2.2)	0.0	(4.3)		(2.2)		(4.3)
	Foreign exchange gains (losses)	1.1	1.7	0.3		2.8		2.6
	Other deductions	(1.2)	(1.2)	(0.5)		(2.4)		(2.2)
	Non-operating deductions, net	$(11.4)	$(9.4)	$(12.6)		$(20.8)		$(21.3)

Included in non-operating deductions for the three-month and six month periods ended July 4, 2021 and June 28, 2020 are non-cash pension settlement charges of $2.2 million and $4.3 million, respectively, associated with some of our pension plans in the U.S.

8)
The analyst conference call to discuss operating results for the second quarter is scheduled for Friday, July 30, 2021 at 11:00 am E.T. and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended						% Growth		Six Months Ended				% Growth
SALES DATA	Jul. 4, 2021	% of Total Sales	Apr. 4, 2021	% of Total Sales	Jun. 28, 2020	% of Total Sales	Prior Qtr	Prior Year	Jul. 4, 2021	% of Total Sales	Jun. 28, 2020	% of Total Sales	Prior Year

United States	$239.9	53%	$227.5	50%	$180.7	51%	5%	33%	$467.4	51%	$407.6	53%	15%
International	215.7	47%	225.1	50%	176.5	49%	(4)%	22%	440.8	49%	367.1	47%	20%
Net Sales	$455.6	100%	$452.6	100%	$357.2	100%	1%	28%	$908.2	100%	$774.7	100%	17%

Metalcasting	$80.5	18%	$81.7	18%	$52.8	15%	(1)%	52%	$162.2	18%	$114.5	15%	42%
Household, Personal Care & Specialty Products	102.6	23%	109.4	24%	87.9	25%	(6)%	17%	212.0	23%	184.1	24%	15%
Environmental Products	39.9	9%	26.0	6%	37.6	11%	53%	6%	65.9	7%	74.3	10%	(11)%
Building Materials	15.4	3%	13.8	3%	13.2	4%	12%	17%	29.2	3%	30.0	4%	(3)%
Performance Materials Segment	$238.4	52%	$230.9	51%	$191.5	54%	3%	24%	$469.3	52%	$402.9	52%	16%

Paper PCC	$85.8	19%	$89.6	20%	$65.5	18%	(4)%	31%	$175.4	19%	$150.6	19%	16%
Specialty PCC	18.5	4%	20.4	5%	14.9	4%	(9)%	24%	38.9	4%	32.4	4%	20%
PCC Products	$104.3	23%	$110.0	24%	$80.4	23%	(5)%	30%	$214.3	24%	$183.0	24%	17%

Ground Calcium Carbonate	$25.5	6%	$24.0	5%	$20.6	6%	6%	24%	$49.5	5%	43.2	6%	15%
Talc	12.9	3%	13.8	3%	8.8	2%	(7)%	47%	26.7	3%	20.7	3%	29%
Processed Minerals Products	$38.4	8%	$37.8	8%	$29.4	8%	2%	31%	$76.2	8%	$63.9	8%	19%

Specialty Minerals Segment	$142.7	31%	$147.8	33%	$109.8	31%	(3)%	30%	$290.5	32%	$246.9	32%	18%

Refractory Products	$58.0	13%	$58.8	13%	$47.1	13%	(1)%	23%	$116.8	13%	$102.9	13%	14%
Metallurgical Products	16.5	4%	15.1	3%	8.8	2%	9%	88%	31.6	3%	22.0	3%	44%
Refractories Segment	$74.5	16%	$73.9	16%	$55.9	16%	1%	33%	$148.4	16%	$124.9	16%	19%

Net Sales	$455.6	100%	$452.6	100%	$357.2	100%	1%	28%	$908.2	100%	$774.7	100%	17%

SUPPLEMENTARY DATA
MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
(millions of dollars)
(unaudited)

	Quarter Ended			% Growth		Six Months Ended		% Growth
	Jul. 4, 2021	Apr. 4, 2021	Jun. 28, 2020	Prior Qtr	Prior Year	Jul. 4, 2021	Jun. 28, 2020	Prior Year
SEGMENT OPERATING INCOME DATA

Performance Materials Segment	$34.7	$29.8	$22.4	16%	55%	$64.5	$49.7	30%
% of Sales	14.6%	12.9%	11.7%			13.7%	12.3%
Specialty Minerals Segment	$20.0	$21.1	$9.0	(5)%	122%	$41.1	$29.3	40%
% of Sales	14.0%	14.3%	8.2%			14.1%	11.9%
Refractories Segment	$11.7	$12.0	$5.9	(3)%	98%	$23.7	$17.1	39%
% of Sales	15.7%	16.2%	10.6%			16.0%	13.7%
Unallocated and other Corporate Expenses	$(2.7)	$(4.1)	$(10.1)	(34)%	(73)%	$(6.8)	$(11.2)	(39)%

Consolidated	$63.7	$58.8	$27.2	8%	134%	$122.5	$84.9	44%
% of Sales	14.0%	13.0%	7.6%			13.5%	11.0%

SPECIAL ITEMS

Performance Materials Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Specialty Minerals Segment	$0.0	$0.0	$6.3	*	*	$0.0	$6.3	*

Refractories Segment	$0.0	$0.0	$0.0	*	*	$0.0	$0.0	*

Unallocated and Other Corporate Expenses	$0.4	$0.0	$8.5	*	*	$0.4	$9.1	*

Consolidated	$0.4	$0.0	$14.8	*	*	$0.4	$15.4	*

To supplement the Company's consolidated financial statements presented in accordance with GAAP, the following is a presentation of the Company's non-GAAP operating income, excluding special items for the quarterly periods ended July 4, 2021, April 4, 2021 and June 28, 2020, and the six month periods ended July 4, 2021 and June 28, 2020 constituting a reconciliation to GAAP operating income set forth above. The Company's management believe these non-GAAP measures provide meaningful supplemental information regarding its performance as inclusion of such special items are not indicative of ongoing operating results and thereby affect the comparability of results between periods. The Company believes inclusion of these non-GAAP measures also provides consistency in its financial reporting and facilitates investors' understanding of historic operating trends.

	Quarter Ended			% Growth		Six Months Ended		% Growth
SEGMENT OPERATING INCOME,	Jul. 4, 2021	Apr. 4, 2021	Jun. 28, 2020	Prior Qtr	Prior Year	Jul. 4, 2021	Jun. 28, 2020	Prior Year
EXCLUDING SPECIAL ITEMS

Performance Materials Segment	$34.7	$29.8	$22.4	16%	55%	$64.5	$49.7	30%
% of Sales	14.6%	12.9%	11.7%			13.7%	12.3%
Specialty Minerals Segment	$20.0	$21.1	$15.3	(5)%	31%	$41.1	$35.6	15%
% of Sales	14.0%	14.3%	13.9%			14.1%	14.4%
Refractories Segment	$11.7	$12.0	$5.9	(3)%	98%	$23.7	$17.1	39%
% of Sales	15.7%	16.2%	10.6%			16.0%	13.7%

Unallocated Corporate Expenses	$(2.3)	$(4.1)	$(1.6)	(44)%	44%	$(6.4)	$(2.1)	205%

Consolidated	$64.1	$58.8	$42.0	9%	53%	$122.9	$100.3	23%
% of Sales	14.1%	13.0%	11.8%			13.5%	12.9%
* Percentage not meaningful

MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS

ASSETS

(In Millions of Dollars)
	July 4, 2021		December 31, 2020
		*		**

Current assets:
Cash & cash equivalents	$403.6		$367.7
Short-term investments	5.3		4.1
Accounts receivable, net	368.5		369.0
Inventories	261.9		248.2
Prepaid expenses and other current assets	46.2		44.6
Total current assets	1,085.5		1,033.6

Property, plant and equipment	2,283.3		2,276.9
Less accumulated depreciation	1,249.6		1,237.3
Net property, plant & equipment	1,033.7		1,039.6

Goodwill	806.4		808.5
Intangible assets	190.4		195.8
Other assets and deferred charges	137.3		131.9

Total assets	$3,253.3		$3,209.4

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Short-term debt	$0.5		$0.0
Current maturities of long-term debt	0.9		1.0
Accounts payable	177.7		148.3
Other current liabilities	114.8		146.5
Total current liabilities	293.9		295.8

Long-term debt	934.4		933.2
Deferred income taxes	167.1		163.7
Other non-current liabilities	319.0		318.0
Total liabilities	1,714.4		1,710.7

Total MTI shareholders' equity	1,499.7		1,460.8
Non-controlling Interests	39.2		37.9
Total shareholders' equity	1,538.9		1,498.7

Total liabilities and shareholders' equity	$3,253.3		$3,209.4

* Unaudited
** Condensed from audited financial statements.